Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement Under the Securities Act of 1933 on Form S-8 of Investview, Inc. (the “Company”) of our report dated June 28, 2012, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in the Annual Report on Form 10-K of the Company for the year ended March 31, 2012, filed with the Securities and Exchange Commission, with respect to the consolidated financial statements for the year ended March 31, 2012 included in such Annual Report. .

/s/ Fiondella, Milone & LaSaracina LLP

Glastonbury, CT

July 24, 2012